Exhibit 99.1

NUTRIBAND EXTENDS CHINESE PATENT TO MACAO FOR ITS AVERSA™ ABUSE DETERRENT TRANSDERMAL TECHNOLOGY

Nutriband’s abuse-deterrent platform technology is now patented in 46 countries and territories covering major global markets.

Nutriband is targeting to file for FDA approval for AVERSA™ Fentanyl in the first half of 2025.

ORLANDO, FL / ACCESSWIRE / December 27, 2024 / Nutriband Inc. (NASDAQ:NTRB)(NASDAQ:NTRBW), a company engaged in the development of prescription transdermal pharmaceutical products, today announced that it has completed the registration requirements to extend its Chinese patent to Macao for its patent entitled, “Abuse and Misuse Deterrent Transdermal Systems,” which protects its AVERSA™ abuse deterrent transdermal technology.

The Macao IP Office has assigned number J/9010 to the patent with an entry date of December 17, 2024. Macao is a Special Administrative Region (SAR) of the People’s Republic of China which affords it a high degree of autonomy with its own patent system and patent laws which are separate and distinct from those of mainland China.

The Aversa™ abuse deterrent technology is now covered by a broad international intellectual property portfolio with patents issued in 46 countries including the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia as well as two regions of China: Hong Kong and Macao.

Nutriband’s AVERSA™ abuse-deterrent technology incorporates aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential including opioids and stimulants. The AVERSA™ abuse-deterrent technology has the potential to improve the safety profile of transdermal drugs susceptible to abuse while making sure that these drugs remain accessible to those patients who really need them.

Nutriband is currently working with its partner Kindeva Drug Delivery (formerly 3M drug delivery systems), a leading global contract development and manufacturing organization focused on drug-device combination products, to develop its lead product, AVERSA™ Fentanyl, which incorporates Nutriband’s AVERSA™ abuse-deterrent transdermal technology into Kindeva’s FDA-approved transdermal fentanyl patch system.

AVERSA Fentanyl has the potential to be the world’s first abuse-deterrent opioid patch designed to deter the abuse and misuse and reduce the risk of accidental exposure of transdermal fentanyl patches. AVERSA Fentanyl has the potential to reach peak annual US sales of $80 million to $200 million.1

[1]	Health Advances Aversa Fentanyl market analysis report 2022

About AVERSA™ Abuse-Deterrent Transdermal Technology

Nutriband’s AVERSA™ abuse-deterrent transdermal technology incorporates aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential. The AVERSA™ abuse-deterrent technology has the potential to improve the safety profile of transdermal drugs susceptible to abuse, such as fentanyl, while making sure that these drugs remain accessible to those patients who really need them. The technology is covered by a broad intellectual property portfolio with patents granted in the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

About Nutriband Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse-deterrent fentanyl patch incorporating our AVERSA™ abuse-deterrent technology. AVERSA™ technology can be incorporated into any transdermal patch to prevent the abuse, misuse, diversion, and accidental exposure of drugs with abuse potential.

The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words ’‘believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse-deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1, Form 10-K for the year ended January 31, 2024, filed May 1, 2024, the Forms 10-Q’s filed subsequent to the Form 10-K in 2024, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

Contact Information:

Investor Relations

RedChip Companies, Inc.

Dave Gentry

Email: NTRB@Redchip.com

Phone: 1-800-RED-CHIP (733-2447)

or 407-644-4256

Address:

431 E Horatio Ave, Suite #100

Maitland, FL 32751

Nutriband Inc.

Phone: 407-377-6695

Email: info@nutriband.com